UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2016

RigNet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35003	76-0677208
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

1880 S. Dairy Ashford, Suite 300 Houston, Texas		77077-4760
(Address of principal executive offices)		(zip code)

(281) 674-0100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On June 30, 2016, RigNet, Inc. (the “Company”) provided notice of early termination (the “Notice”) of its lease with Hartman Ashford Crossing, LLC (the “Landlord”), dated as of June 17, 2003, as amended in eleven separate amendments, pursuant to which the Company leased space in the building located at 1880 S. Dairy Ashford, Houston, TX 77077 (as amended, the “Lease”). In accordance with the terms of the Lease, the Company exercised its option to terminate the Lease early, effective as of February 28, 2017 (the “Termination Date”). The total amount of the lease termination obligation is $391,329, of which $141,702 has been paid. The Company is entitled to reimbursement from Landlord for construction costs and tenant improvements in the amount of $526,990, and intends to utilize part of such reimbursement to pay the remainder of the termination payment. Following the Termination Date, the Company will have no further rent obligations to the Landlord pursuant to the Lease. The Company is taking a charge of $363,000 for accelerated depreciation on the tenant improvements in the abandoned space.

The foregoing description of the Notice does not purport to be complete and is qualified in its entirety by reference to the Notice, a copy of which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.05. Costs Associated with Exit or Disposal Activities.

The Company announced in a press release dated July 15, 2016 that it is implementing an organizational and cost restructuring plan (the “Plan”) that seeks to reduce costs and improve its operational efficiencies by reducing layers of management and streamlining decision making. In connection with the Plan, the Company expects to take a charge of approximately $4.5 million in the third quarter of 2016 for employee severance expenses, facility dispositions and other matters. The expense reduction component of the Plan is scheduled to be substantially carried out and complete by December 31, 2016 and involves a reduction across the Company of approximately 12% of the employee base.

A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 2.05 consists of forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve a number of risks, uncertainties and other factors, which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this Item 2.05 to differ include, without limitation, the Company’s ability to implement the Plan, the Company’s ability to achieve the intended results of the Plan, the possibility that the Company will identify additional positions that will be eliminated in accordance with the Plan and possible changes in the expected severance charges associated with the Plan. Other important factors are included under the captions “Forward-Looking Statements,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and in subsequent filings. The Company undertakes no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments, other than as required by law.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As part of the Plan, Charles E. Schneider, who currently serves the Company as its Senior Vice President and Chief Financial Officer, will now also be responsible for the Company’s information technology, including the internal networks and systems applications that support the Company’s business. Mr. Schneider will continue to serve as the Company’s Senior Vice President and Chief Financial Officer.

Morten Hansen, who has been serving the Company as Senior Vice President and Chief Technology Officer will no longer serve in this role effective July 15, 2016. Mr. Hansen will remain with the Company in a consulting role to aid in the transition of his former responsibilities for approximately three months or until the completion of such transition.

[2]

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Exhibit Description

10.1	Notice of Early Termination of Lease Agreement.

99.1	Press release dated July 15, 2016

[3]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIGNET, INC.

By:	/s/ Charles E. Schneider
Charles E. Schneider
Chief Financial Officer

Dated: July 15, 2016

[4]